United States
                       SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549-1004


                                   FORM 8 - K
                                 CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934




  Date of Report (Date of earliest event reported): February 2, 2004



                              PITNEY BOWES INC.



                          Commission File Number: 1-3579




State of Incorporation                          IRS Employer Identification No.
       Delaware                                           06-0495050





                                World Headquarters
                         Stamford, Connecticut 06926-0700
                         Telephone Number: (203) 356-5000

Item 9 - Regulation FD Disclosure

The following information is furnished pursuant to Item 9, "Regulation FD Disclosure" and Item 12, "Disclosure of Results of Operations and Financial Condition."

On February 2, 2004, the registrant issued a press release setting forth its financial results, including consolidated statements of income, selected segment data, and a reconciliation of reported consolidated results to proforma results for the period ended December 31, 2003, and consolidated balance sheets at December 31, 2003, September 30, 2003 and December 31, 2002. A copy of its press release is attached hereto as Exhibit 99.1 and hereby incorporated by reference.


                            Signatures
                            ----------

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                 PITNEY BOWES INC.
February 2, 2004





                                 /s/ B.P. Nolop
                                 --------------------------------------
                                 B. P. Nolop
                                 Executive Vice President and
                                 Chief Financial Officer
                                 (Principal Financial Officer)





                                 /s/ J.R. Catapano
                                 --------------------------------------
                                 J. R. Catapano
                                 Controller
                                 (Principal Accounting Officer)

                           Index to Exhibit

Exhibit                Description
-------    ----------------------------------------------------------------

   99.1    Press release, dated February 2, 2004.

                                                                 Exhibit 99.1
                                                                 ------------
FOR IMMEDIATE RELEASE
---------------------

PITNEY BOWES MEETS 2003 GUIDANCE
--------------------------------

   o Revenue Growth of 4%
   o Cash from Operations Exceeds $850 Million for 2003
   o 1.5 Million Shares Repurchased During Quarter
   o Increased Dividend on Common Stock for 22nd Consecutive Year

Stamford, Conn., February 2, 2004 - Pitney Bowes Inc. (NYSE:PBI) today reported fourth quarter and full year 2003 performance in line with previous revenue and earnings guidance.
         In summarizing the company's financial performance during the year, Chairman and CEO Michael J. Critelli noted, "I am very pleased that in 2003 we were able to continue our transformation for long-term growth and still meet revenue and earnings growth guidance. We were able to produce these results by staying focused on our three strategic priorities: enhancing core businesses, streamlining infrastructure and executing our growth strategies. For example, during the year we continued to reduce our exposure to non-core financing, and are transitioning from direct manufacturing to assembly for most of our equipment. We accelerated our infrastructure improvement programs to position the company for growth and an improving economy. We acquired the DDD Company, which expanded our presence in the important government sector. We also significantly expanded our presort network from 12 sites when we acquired it to 23 sites throughout the U.S. currently. And finally, in December we announced the realignment of our organizational structure to enhance customer and shareholder value."
         For the fourth quarter 2003, revenue increased four percent to $1.22 billion and net income from continuing operations was $143.6 million or $.61 per diluted share.

                                     (1)

In January of 2003, the company announced a two-year restructuring program to implement its growth plan. There were $13 million in after-tax charges during the quarter related to this program, bringing the total for the year to approximately $75 million after-tax for 2003. Excluding the quarter's after-tax restructuring charge of $.05 per diluted share, fourth quarter adjusted diluted earnings per share from continuing operations were $.66, which is in line with previous guidance.
         Consistent with its previously announced strategy to reduce its exposure to non-core financing, the company's fourth quarter 2003 diluted earnings per share included $.04 per share from non-core Capital Services compared to $.05 in the fourth quarter 2002. For the full year 2003, diluted earnings per share included $.16 per share from non-core Capital Services compared to $.24 per share for the year 2002.
         Other income in the fourth quarter included $6.4 million of after-tax income related to the expiration of award certificates provided in connection with the settlement of a class action lawsuit. Other income also included an after-tax charge of $6.3 million for contributions to establish two charitable foundations.
         In addition, there was $3.3 million of income from discontinued operations in the quarter, or $.01 per diluted share, from the favorable resolution of certain contingent liabilities associated with the previous sales of Colonial Pacific Leasing Company in 1998 and Atlantic Mortgage & Investment Corporation in 2000.
         The company also generated $175 million in cash from operations during the quarter, bringing the total to $851 million for the full year 2003. Subtracting $72 million in capital expenditures and excluding $50 million in contributions to the pension plan, $10 million in contributions to the charitable foundations, and $21 million in payments associated with the restructuring program, free cash flow was $185 million during the quarter. The company repurchased 1.5 million of its shares during the quarter for $60 million, leaving $100 million of authorization.
         The board of directors of the company authorized an increase in the dividend on common stock to an annualized rate of $1.22 per share. This is the twenty-second consecutive year that the company has increased its dividend on common stock.
         In the Global Mailstream Solutions Segment, revenue increased four percent and operating profit increased five percent when compared with the prior year.

                                     (2)

In the U.S. strong growth in small business mailing products and presort operations was offset by lower financing revenue from slower equipment sales in previous quarters. Customer acceptance of new digital mailing systems continued on track as placements are driven by the multiple cost saving opportunities and the remote access to value-added services such as delivery and signature confirmation provided by the networked systems. More than two-thirds of the meter base is now composed of digital equipment.
         Outside of the U.S. revenue grew at a double-digit pace due primarily to favorable foreign exchange rates. On a local currency basis, revenue grew two percent as a result of improved performance in the UK, Germany, and the Nordic countries despite continuing weak economic conditions in Europe. Japan had excellent revenue growth during the quarter due to the recent introduction of the company's new digital mailing systems. Canada's revenue was down slightly on a local currency basis, due to a tough comparison with the prior year, which benefited from sales associated with a postal rate change and meter migration activity.
         The Global Enterprise Solutions Segment includes Pitney Bowes Management Services (PBMS) and U.S. Document Messaging Technologies (DMT). The segment reported 10 percent revenue growth and a 15 percent increase in operating profit versus the prior year.
         PBMS reported revenue growth of four percent to $261.4 million when compared with the prior year while operating profit declined nine percent. However, PBMS continued to improve its operating profit margin sequentially through ongoing administrative cost reduction measures. The successful integration of DDD Company enhances the company's capabilities to expand its presence in the important state and federal government market segment.
The diversification of its customer base will help offset the weakness that still exists in many other customer segments.
         DMT reported revenue of $87.0 million for the quarter, an increase of 31 percent from the prior year while operating profit increased 73 percent. Companies appear to have gradually increased their capital spending to prepare for an improving economy. As a result, enterprises are investing in DMT's leading edge, information based inserting and sortation equipment that will help large enterprises market to and support their customers more effectively.

                                     (3)

         Total Messaging Solutions, the combined results of the Global Mailstream Solutions and Global Enterprise Solutions segments, reported a six percent increase in revenue and operating profit.
         In the Capital Services Segment revenue for the quarter decreased 32 percent and there was a one percent decline in operating profit as the company continued to reduce its exposure to non-core, long-term financing. The segment continues to benefit from lower interest rates and the sale of selected non-core Capital Services assets. Excluding the positive impact of lower interest expense, the earnings before interest and taxes (EBIT) for the segment declined 23 percent compared to the prior year. During the quarter, the company liquidated approximately $18 million in assets held for sale, and continued to pursue the sale of other non-core lease assets on an economically advantageous basis, which resulted in the sale of an additional $13 million of assets from the portfolio during the quarter.
         Revenue growth is expected to be in the range of three to five percent for the first quarter and for the full year 2004. During the year, the company expects to continue its restructuring initiatives related to realigned infrastructure requirements and reduced manufacturing needs for digital equipment, similar to 2003. However, the company is still finalizing its plans for the first quarter and for the remainder of the year and therefore earnings guidance is provided excluding the impact of these charges and the impact of any new accounting standards. Adjusted diluted earnings per share are expected to be in the range of $.55 to $.57 for the first quarter and in the range of $2.44 to $2.51 for the full year 2004.
         As noted above, the board of directors declared a quarterly cash dividend of the company's common stock of 30.5 cents per share, payable March 12, 2004, to stockholders of record on February 20, 2004. The board also declared a quarterly cash dividend of 53 cents per share on the company's $2.12 convertible preference stock, payable April 1, 2004, to stockholders of record on March 15, 2004, and a quarterly cash dividend of 50 cents per share on the company's 4% convertible cumulative preferred stock, payable May 1, 2004 to stockholders of record on April 15, 2004.
         Management of Pitney Bowes will discuss the company's financial results in a conference call today scheduled for 5:00 p.m. EST. Instructions for listening to the conference call over the WEB are available on the Investor Relations page of the company's web site at www.investorrelations.pitneybowes.com.
-------------------------------------

                                     (4)

         Pitney Bowes engineers the flow of communication. The company is a $4.6 billion global leader of integrated mail and document management solutions headquartered in Stamford, Connecticut. For more information about the company, its products, services and solutions, visit www.pitneybowes.com.
                                            -------------------
Additional information about the global mailing industry can be found at www.postinsight.com.
-------------------
         Pitney Bowes has presented in this earnings release net income and diluted earnings per share on an adjusted basis. Also, management has included a presentation of free cash flow on an adjusted basis and earnings before interest and taxes (EBIT). Management believes this presentation provides a reasonable basis on which to present the adjusted financial information, and is provided to assist in investors' understanding of the Company's results of operations. The Company's financial results are reported in accordance with generally accepted accounting principles (GAAP). However, the earnings per share and free cash flow results are adjusted to exclude the impact of special items such as restructuring charges and write downs of assets, which materially impact the comparability of the Company's results of operations. The use of free cash flows has limitations. GAAP cash flow has the advantage of including all cash available to the company after actual expenditures for all purposes. Free cash flow permits a shareholder insight into the amount of cash that management could have available for discretionary uses if it made different decisions about employing its cash. It adds back long-term commitments such as capital expenditures and pension plan contributions, as well as special items like charitable contributions and cash used for restructuring charges. Of course, each of these items use cash that is not otherwise available to the company and are important expenditures. Management compensates for these limitations by using a combination of GAAP cash flow and free cash flow in doing its planning.
         The adjusted financial information and certain financial measures such as EBIT are intended to be more indicative of the ongoing operations and economic results of the Company. EBIT excludes interest payments and taxes, both cash items, and as a result, has the effect of showing a greater amount of earnings than net income. The company believes that interest payments and taxes, though important, do not reflect the management effectiveness as these items are largely outside of their control. In assessing performance, the company uses both EBIT and net income.
         This adjusted financial information should not be construed as an alternative to our reported results determined in accordance with (GAAP). Further, our definition of this adjusted financial information may differ from similarly titled measures used by other companies.
         Pitney Bowes has provided in supplemental schedules attached for reference adjusted financial information and a quantitative reconciliation of the differences between the adjusted financial measures with the financial measures calculated and presented in accordance with GAAP, except with respect to our guidance because it would not be meaningful. Additional reconciliation of adjusted financial measures to financial measures calculated and presented in accordance with GAAP may be found at the Company's web site www.pitneybowes.com
                                                            -------------------
in the Investor Relations section.

                                     (5)

         The statements contained in this news release that are not purely historical are forward-looking statements with the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements may be identified by their use of forward-looking terminology such as the words "expects," "anticipates," "intends" and other similar words. Such forward-looking statements include, but are not limited to, statements about possible restructuring charges and our future guidance, including our expected revenue in the first quarter and full year 2004, and our expected diluted earnings per share for the first quarter and for the full year 2004. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: severe adverse changes in the economic environment, timely development and acceptance of new products or gaining product approval; successful entry into new markets; changes in interest rates; and changes in postal regulations, as more fully outlined in the company's 2002 Form 10-K Annual Report filed with the Securities and Exchange Commission. In addition, the forward-looking statements are subject to change based on the timing and specific terms of any announced acquisitions. The forward-looking statements contained in this news release are made as of the date hereof and we do not assume any obligation to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

===============================================================================
Note: Consolidated statements of income for the three and twelve months ended December 31, 2003 and 2002, and consolidated balance sheets at December 31, 2003, September 30, 2003, and December 31, 2002, are attached.

                                     (6)

                                                                  Pitney Bowes Inc.
                                                            Consolidated Statements of Income
                                                                        (Unaudited)
                                                                        ----------
(Dollars in thousands, except per share data)

                                               Three Months Ended December 31,      Twelve Months Ended December 31,
                                            ----------------------------------     ---------------------------------
                                                     2003                 2002               2003               2002
                                            -------------      ---------------     --------------   ----------------
Revenue from:
   Sales                                    $     384,713      $       342,776     $    1,325,490   $      1,309,342
   Rentals                                        219,359              212,257            859,783            828,096
   Core financing                                 140,035              144,640            544,938            539,876
   Non-core financing                              22,734               36,941            109,696            139,867
   Business services                              291,417              275,110          1,119,146          1,010,912
   Support services                               156,759              153,130            617,800            581,665
                                            -------------      ---------------     --------------   ----------------

          Total revenue                         1,215,017            1,164,854          4,576,853          4,409,758
                                            -------------      ---------------     --------------   ----------------
 Costs and expenses:
   Cost of sales                                  180,352              154,145            611,620            593,163
   Cost of rentals                                 43,124               44,756            171,119            174,303
   Cost of core financing                          34,088               34,923            141,028            145,075
   Cost of non-core financing                       6,908               14,445             39,017             46,500
   Cost of business services                      240,884              222,528            921,027            814,187
   Cost of support services                        81,416               75,283            323,279            297,275
   Capital services charges                             -              213,182                  -            213,182
   Selling, general and administrative            320,180              312,263          1,219,873          1,186,205
   Research and development                        37,499               37,180            147,262            141,269
   Restructuring charge                            20,248                    -            116,713                  -
   Other income                                      (117)                   -               (117)                 -
   Interest, net                                   40,381               47,339            164,941            179,154
                                            -------------      ---------------     --------------   ----------------

          Total costs and expenses              1,004,963            1,156,044          3,855,762          3,790,313
                                            -------------      ---------------     --------------   ----------------
Income from continuing operations
   before income taxes                            210,054                8,810            721,091            619,445

Provision for income taxes                         66,460               (9,390)           226,244            181,739
                                            -------------      ---------------     --------------   ----------------

Income from continuing operations                 143,594               18,200            494,847            437,706
Discontinued operations                             3,270               38,044              3,270             38,044
                                            -------------      ---------------     --------------   ----------------

Net income                                  $     146,864      $        56,244     $      498,117   $        475,750
                                            =============      ===============     ==============   ================

Basic earnings per share
   Continuing operations                    $        0.62      $          0.08     $         2.12   $           1.83
   Discontinued operations                           0.01                 0.16               0.01               0.16
                                            -------------      ---------------     --------------   ----------------
   Net income                                        0.63                 0.24               2.13               1.99
      Capital services charges                          -                 0.57                  -               0.56
      Restructuring charge                           0.06                    -               0.32                  -
      Other income                                      -                    -                  -                  -
      Discontinued operations                       (0.01)               (0.16)             (0.01)             (0.16)
                                            -------------      ---------------     --------------   ----------------

   Income from continuing operations,
      as adjusted                           $        0.67      $          0.65     $         2.44   $           2.39
                                            =============      ===============     ==============   ================
Diluted earnings per share
   Continuing operations                    $        0.61      $          0.08     $         2.10   $           1.81
   Discontinued operations                           0.01                 0.16               0.01               0.16
                                            -------------      ---------------     --------------   ----------------
   Net income                                        0.62                 0.24               2.11               1.97
      Capital services charges                          -                 0.56                  -               0.56
      Restructuring charge                           0.05                    -               0.32                  -
      Other income                                      -                    -                  -                  -
      Discontinued operations                       (0.01)               (0.16)             (0.01)             (0.16)
                                            -------------      ---------------     --------------   ----------------

   Income from continuing operations,
      as adjusted                           $        0.66      $          0.64     $         2.41   $           2.37
                                            =============      ===============     ==============   ================

Average common and potential common
   shares outstanding                         235,667,044          238,114,574        236,165,024        241,483,539
                                            =============      ===============     ==============   ================

Note: Other income includes income from a legal settlement net of contributions to charitable foundations as explained in the press release.

      The sum of the earnings per share amounts may not equal the totals above due to rounding.

                                                   Pitney Bowes Inc.
                                              Consolidated Balance Sheets

(Dollars in thousands, except per share data)
                                                                            (Unaudited)
Assets                                                       12/31/03          9/30/03         12/31/02
------                                                   ------------     ------------     ------------
Current assets:
  Cash and cash equivalents                              $    293,812     $    285,254     $    315,156
  Short-term investments, at cost which
   approximates market                                             28            5,677            3,491
  Accounts receivable, less allowances:
   12/03 $39,778  9/03 $36,791  12/02 $35,139                 459,106          420,100          404,366
  Finance receivables, less allowances:
   12/03 $62,269  9/03 $60,897  12/02 $71,373               1,358,691        1,357,041        1,446,460
  Inventories                                                 209,527          228,513          210,888
  Other current assets and prepayments                        192,011          194,043          172,264
                                                         ------------     ------------     ------------

     Total current assets                                   2,513,175        2,490,628        2,552,625
                                                         ------------     ------------     ------------

Property, plant and equipment, net                            653,661          631,320          622,244
Rental equipment and related inventories, net                 414,341          419,008          422,717
Property leased under capital leases, net                       2,230            2,191            1,974
Long-term finance receivables, less allowances:
   12/03 $78,915  9/03 $80,202  12/02 $82,635               1,654,419        1,608,752        1,686,168
Investment in leveraged leases                              1,534,864        1,499,123        1,559,915
Goodwill                                                      956,284          899,023          827,241
Other assets                                                1,162,414        1,101,664        1,059,430
                                                         ------------     ------------     ------------

 Total assets                                            $  8,891,388     $  8,651,709     $  8,732,314
                                                         ============     ============     ============

Liabilities and stockholders' equity
------------------------------------
Current liabilities:
  Accounts payable and accrued liabilities               $  1,392,597     $  1,338,237     $  1,248,337
  Income taxes payable                                        154,799          195,428           98,897
  Notes payable and current portion of
   long-term obligations                                      728,658          565,124        1,647,338
  Advance billings                                            370,915          369,504          355,737
                                                         ------------     ------------     ------------

     Total current liabilities                              2,646,969        2,468,293        3,350,309
                                                         ------------     ------------     ------------

Deferred taxes on income                                    1,659,226        1,569,744        1,535,618
Long-term debt                                              2,840,943        3,004,287        2,316,844
Other noncurrent liabilities                                  346,888          342,081          366,216
                                                         ------------     ------------     ------------

     Total liabilities                                      7,494,026        7,384,405        7,568,987
                                                         ------------     ------------     ------------

Preferred stockholders' equity in a
  subsidiary company                                          310,000          310,000          310,000

Stockholders' equity:
  Cumulative preferred stock, $50 par value,
   4% convertible                                                  19               19               24
  Cumulative preference stock, no par value,
   $2.12 convertible                                            1,315            1,344            1,432
  Common stock, $1 par value                                  323,338          323,338          323,338
  Retained earnings                                         4,057,654        3,977,074        3,848,562
  Accumulated other comprehensive income                       18,063          (57,737)        (121,615)
  Treasury stock, at cost                                  (3,313,027)      (3,286,734)      (3,198,414)
                                                         ------------     ------------     ------------

     Total stockholders' equity                             1,087,362          957,304          853,327
                                                         ------------     ------------     ------------

 Total liabilities and stockholders' equity              $  8,891,388     $  8,651,709     $  8,732,314
                                                         ============     ============     ============


                                              Pitney Bowes Inc.
                                         Revenue and Operating Profit
                                             By Business Segment
                                              December 31, 2003
                                                 (Unaudited)

(Dollars in thousands)
                                                                                     %
                                                           2003            2002   Change
                                                    -----------    ------------   ------
Fourth Quarter
--------------

     Revenue
     -------

     Global Mailstream Solutions                    $   834,293    $    799,454        4%
     Global Enterprise Solutions                        348,410         317,973       10%

                                                    -----------    ------------   -------
        Total Messaging Solutions                     1,182,703       1,117,427        6%
                                                    -----------    ------------   -------

     Non-core                                            22,734          36,941      (39%)
     Core                                                 9,580          10,486       (9%)
                                                    -----------    ------------   -------
     Capital Services                                    32,314          47,427      (32%)
                                                    -----------    ------------   -------

     Total Revenue                                  $ 1,215,017    $  1,164,854        4%
                                                    ===========    ============   =======

     Operating Profit (1)
     -------------------

     Global Mailstream Solutions                    $   254,435    $    241,361        5%
     Global Enterprise Solutions                         28,068          24,303       15%

                                                    -----------    ------------   -------
        Total Messaging Solutions                       282,503         265,664        6%
                                                    -----------    ------------   -------

     Non-core                                            12,360          12,890       (4%)
     Core                                                 4,980           4,711        6%
                                                    -----------    ------------   -------
     Capital Services                                    17,340          17,601       (1%)
                                                    -----------    ------------   -------

     Total Operating Profit                             299,843         283,265        6%

     Unallocated amounts:
        Net interest (corporate interest expense,
          net of intercompany transactions)             (28,688)        (24,536)
        Corporate expense                               (40,970)        (36,737)
        Restructuring charge                            (20,248)              -
        Capital services charges                              -        (213,182)
        Other income                                        117               -
                                                    -----------    ------------
     Income before income taxes                     $   210,054    $      8,810
                                                    ===========    ============

(1) Operating profit excludes general corporate expenses, income taxes and net interest other than that related to finance operations.

                                              Pitney Bowes Inc.
                                         Revenue and Operating Profit
                                             By Business Segment
                                              December 31, 2003
                                                 (Unaudited)

(Dollars in thousands)
                                                                                   %
                                                           2003          2002   Change
                                                    -----------   -----------   ------
Year To Date
------------

     Revenue
     -------

     Global Mailstream Solutions                    $ 3,156,254   $ 3,011,378       5%
     Global Enterprise Solutions                      1,270,063     1,218,291       4%

                                                    -----------   -----------   ------
        Total Messaging Solutions                     4,426,317     4,229,669       5%
                                                    -----------   -----------   ------

     Non-core                                           109,696       139,867     (22%)
     Core                                                40,840        40,222       2%
                                                    -----------   -----------   ------
     Capital Services                                   150,536       180,089     (16%)
                                                    -----------   -----------   ------

     Total Revenue                                  $ 4,576,853   $ 4,409,758       4%
                                                    ===========   ===========   ======

     Operating Profit (1)
     -------------------

     Global Mailstream Solutions                    $   947,374   $   894,150       6%
     Global Enterprise Solutions                         74,797        83,152     (10%)

                                                    -----------   -----------   ------
        Total Messaging Solutions                     1,022,171       977,302       5%
                                                    -----------   -----------   ------

     Non-core                                            50,081        58,213     (14%)
     Core                                                20,921        17,183      22%
                                                    -----------   -----------   ------
     Capital Services                                    71,002        75,396      (6%)
                                                    -----------   -----------   ------

     Total Operating Profit                           1,093,173     1,052,698       4%

     Unallocated amounts:
        Net interest (corporate interest expense,
          net of intercompany transactions)            (108,491)      (87,922)
        Corporate expense                              (146,995)     (132,149)
        Restructuring charge                           (116,713)            -
        Capital services charges                              -      (213,182)
        Other income                                        117             -
                                                    -----------   -----------
     Income before income taxes                     $   721,091   $   619,445
                                                    ===========   ===========

(1) Operating profit excludes general corporate expenses, income taxes and net interest other than that related to finance operations.

                                                     Pitney Bowes Inc.
                             Reconciliation of Reported Consolidated Results to Adjusted Results
                                                       (Unaudited)

(Dollars in thousands, except per share amounts)

                                                    Three months ended December 31,     Twelve months ended December 31,
                                                    ------------------------------     --------------------------------
                                                               2003           2002            2003                 2002
                                                    ---------------     ----------     -----------     ----------------
GAAP income from continuing operations
  before income taxes, as reported                  $       210,054     $    8,810     $   721,091     $        619,445
     Capital services charges                                     -        213,182               -              213,182
     Contributions to charitable foundations                 10,000              -          10,000                    -
     Legal settlement                                       (10,117)             -         (10,117)                   -
     Restructuring charge                                    20,248              -         116,713                    -
                                                    ---------------     ----------     -----------     ----------------
Income from continuing operations
  before income taxes, as adjusted                          230,185        221,992         837,687              832,627

Provision for income taxes, as adjusted                      73,705         69,487         268,216              260,616
                                                    ---------------     ----------     -----------     ----------------
Income from continuing operations, as adjusted      $       156,480     $  152,505     $   569,471     $        572,011
                                                    ===============     ==========     ===========     ================


GAAP diluted earnings per share, as reported        $          0.62     $     0.24     $      2.11     $           1.97
Income from discontinued operations                           (0.01)         (0.16)          (0.01)               (0.16)
                                                    ---------------     ----------     -----------     ----------------
GAAP diluted earnings per share from continuing
  operations, as reported                           $          0.61     $     0.08     $      2.10     $           1.81
     Capital services charges                                     -           0.56               -                 0.56
     Contributions to charitable foundations                   0.03              -            0.03                    -
     Legal settlement                                         (0.03)             -           (0.03)                   -
     Restructuring charge                                      0.05              -            0.32                    -
                                                    ---------------     ----------     -----------     ----------------
Diluted earnings per share from continuing
  operations, as adjusted                           $          0.66     $     0.64     $      2.41     $           2.37
                                                    ===============     ==========     ===========     ================


GAAP net cash provided by operating activities,
  as reported                                       $       175,418                    $   851,261
     Net investment in fixed assets                         (71,543)                      (285,681)
                                                    ---------------                    -----------
Free cash flow                                              103,875                        565,580
     Pension plan investment                                 50,000                         50,000
     Contributions related to charitable foundations         10,000                         10,000
     Payments related to restructuring charge                20,997                         62,751
                                                    ---------------                    -----------
Free cash flow, as adjusted                         $       184,872                    $   688,331
                                                    ===============                    ===========


                                                    Three months ended December 31,     Twelve months ended December 31,
                                                    ------------------------------     --------------------------------
                                                               2003           2002            2003                 2002
                                                    ---------------     ----------     -----------     ----------------

GAAP Capital Services operating profit, as reported $        17,340     $   17,601     $    71,002     $         75,396
     Capital Services interest expense                        5,440         12,146          28,567               43,465
                                                    ---------------     ----------     -----------     ----------------
Earnings before interest and taxes (EBIT)           $        22,780     $   29,747     $    99,569     $        118,861
                                                    ===============     ==========     ===========     ================

Note: The sum of the earnings per share amounts may not equal the totals above due to rounding.

      In making adjusted diluted earnings per share projections for 2004, as one might expect, the company excludes from its calculations restructuring charges, as well as any other contingency that it cannot foresee.